CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of Trust for Advised Portfolios and to the use of our report dated August 29, 2016 on the financial statements and financial highlights of Fulcrum Diversified Absolute Return Fund, a series of shares of Trust for Advised Portfolios.  Such financial statements and financial highlights appear in the June 30, 2016 Annual Report to Shareholders that is incorporated by reference into the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania
October 27, 2016